Exhibit 10.10

Richard A. O’Leary

Corporate Vice President &

Chief Human Resources Officer

Mr. Bruce A. Chalmers

2148 Sheppard Road

Monkton, MD 21111

October 30, 2013

Dear Bruce:

It is my pleasure to present our formal offer of employment letter. In your new position you will be Vice President of Finance and report directly to John Francy. Your start date is January 1, 2014.

Base compensation for the position will be $300,000 per year ($25,000 per month). In addition, starting in plan year 2014 you will be a participant in the Bonus Plan (BP) with a 50% target bonus potential.

You will be covered by a special Milacron severance allowance of one-year for dismissal without cause. In order to receive severance you must sign an enforceable Separation Agreement per Milacron’s policy.

Finally, in conjunction with your purchase of 100 shares of Common Stock at $1,000 per share for a total investment of $100,000, you will receive an option to purchase 1,500 shares of Common Stock at $1,000 per share.

I will forward additional information to you about our comprehensive benefit package along with several other documents. You will be eligible for the following:

•	Medical and Dental coverage upon hire date

•	Company paid Short Term Disability and Long Term Disability coverage, 60-days after employment start date

•	Group term life insurance with an additional coverage option and optional group universal life insurance; 60 days waiting period

•	Milacron Retirement Savings Plan, 401 (k) with match provision as soon as possible after hire date

•	4 weeks of vacation annually which is pro-rated for 2014 based on date of hire

•	Relocation Assistance Package (details previously provided)

Milacron LLC 3010 Disney Street Cincinnati, Ohio USA 45209 513,487-5000 www.milacron.com

Mr. Bruce A. Chalmers

October 30, 2013

As you know, as part of accepting an offer of employment, you will be required to comply with the simple verification provisions of the Immigration Reform Control Act of 1986 at the time of your orientation. This process requires valid identification. We also use the Federal E-Verify process for all new employees. In addition, you will also need to complete a simple pre-employment physical exam, drug screen and background check. Details will be forthcoming concerning how this may be easily accomplished in Maryland.

Please sign this letter below, confirming acceptance of our offer and return it to me by e-mail (rick_oleary@milacron.com) or U.S. mail no later than November 5, 2013.

I look forward to your joining Milacron and believe that you will be a very valuable addition to our management team. Please feel free to call me with any questions.

Welcome to Milacron!

Sincerely,

/s/ Richard O’Leary	/s/ John Francy

I have read the offer letter and agree to its contents. I understand that nothing in this offer letter is intended to create an employment contract. I understand that employment with Milacron LLC or any of its subsidiaries or affiliated companies is employment-at-will, which means that my employment and compensation can be terminated with or without cause and with or without notice. I agree that if my acceptance of this offer results in employment, I shall be an employee-at-will, unless different terms are agreed to in writing by the CEO of Milacron LLC. I also understand that no other employee, manager, supervisor, representative or agent of Milacron LLC has the authority to enter into any oral or written agreement for employment for any specified period of time, or to make any agreement contrary to the above.

/s/ Bruce Chalmers	11/5/13
Confirming Signature	Date